Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-136988) under the Securities Act of 1933 of Inter Parfums, Inc. and subsidiaries of (i) our report dated March 14, 2016 on the consolidated balance sheets of Inter Parfums, Inc. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income (loss), changes in shareholders’ equity, cash flows and Schedule II for each of the years in the three-year period ended December 31, 2015 and (ii) to our report dated March 14, 2016 on the effectiveness of the Inter Parfums, Inc. maintenance of internal controls over financial reporting as of December 31, 2015. Each report appears in the December 31, 2015 Annual Report on Form 10-K of Inter Parfums, Inc.

/s/ WeiserMazars LLP

New York, New York

March 14, 2016